M. H. Meyerson & Co., Inc.

                            Exhibit 11

                 Statement of Earnings Per Share

The earnings per share during the periods presented were calculated as follows:

Three months ended April 30, 1997

Shares outstanding during the three months ended April 30, 1997:

4,993,335 shares from 2/1/97 to 2/12/97      12 days    59,920,020
4,995,335 shares from 2/13/97 to 2/27/97     15 days    74,930,025
5,000,335 shares from 2/28/97 to 4/1/97      33 days   165,011,055
5,030,335 shares from 4/2/97 to 4/30/97      29 days   145,879,715
                                             89 days   445,740,815


445,740,815 / 89 days = 5,008,324 weigted average shares outstanding. Calculation of equivalent shares would be anti-dilutive.


Three months ended April 30, 1996

Shares outstanding during the three months ended April 30, 1996    4,983,335

Equivalent shares using the modified treasury stock method

Shares assumed sold:     265,500        1.00      $ 265,500
                         205,000        1.10        225,500
                         200,000        2.1875      437,500
                          50,000        2.25        112,500
                          50,000        2.375       118,750

Shares assumed purchased:
                        (463,900)       2.50     (1,159,750)

Total:                   306,600                          0

Total weighted average outstanding shares:   5,289,935

Net income - three months ended April 30, 1996 = $631,470
$631,470 / 5,289,935 = $0.12 earnings per share